Exhibit 99.01


FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
                                                  3006 Highland Drive, Suite 206
November 18, 2003                                     Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5555
                                                                www.fxenergy.com



            FX Energy, Inc. Announces Plans for First Fences II Well

Salt Lake City, November 18, 2003, - FX Energy, Inc. (Nasdaq: FXEN) announced today that it is taking immediate action to drill its first exploratory well in the Fences II project area. The Company's management and technical team, including Director Richard Hardman, are meeting this week with the Polish Oil and Gas Company ("POGC") to select a drillsite on the Sroda structure already mapped and defined by POGC and the Company's technical team. The Company and POGC will initiate the formal procedures required to comply with the environmental protection laws and related tender regulations. "Working closely with our partner POGC, we expect to have the Sroda well drilling in the first quarter of 2004," said David N. Pierce, president of FX Energy. "We are absolutely thrilled to be drilling our first well in the Fences II area."

FX Energy holds interests in five project areas in Poland:

         The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

         The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

         The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                             _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.